                                                                    EXHIBIT 10.5


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  This Amended and Restated Employment Agreement ("Agreement") made and entered into as of June 1, 1999, by and between FRIEDE GOLDMAN INTERNATIONAL INC. (the "Company"), a Mississippi corporation, and John F. Alford (the "Executive");

                  WHEREAS, the Company and the Employee entered into an Employment and Non-Competition Agreement, effective as of January 1, 1997, as amended (the "Original Agreement"), and the Executive is currently serving as Executive Vice President of the Company;

                  WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 1, 1999, by and between Halter Marine Group, Inc., a Delaware corporation ("Halter Marine"), and the Company, the parties thereto have agreed to a merger (the "Merger") pursuant to the terms thereof;

                  WHEREAS, the Company desires to secure the continued employment of the Executive in accordance herewith and the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere; and

                  WHEREAS, the parties desire to amend and restate the Original Agreement and enter into this Agreement, as of the Effective Date (as defined below), setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as defined below);

                  NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

         1.       Employment and Term.

                  (a) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the Employment Period (as defined below).

                  (b) Term. The term of the Executive's employment under this Agreement shall commence (the "Effective Date") as of the Effective Time of the Merger as defined in the Merger Agreement, and shall continue until the third anniversary of the Effective Date (such term being referred to hereinafter as the "Employment Period"); provided, however, that commencing on the second anniversary of the Effective Date (and each anniversary of the Effective Date thereafter) the Employment Period shall automatically be extended for one additional year, unless, 90 days prior to such date, the Company or the Executive shall give written notice to the other party that it or he, as the case may be, does not wish to so extend this Agreement. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated, this Agreement shall be deemed canceled and of no force or effect and the Executive shall continue to be subject to such agreements and arrangements that were in effect on the date hereof, including, without limitation, the Original Agreement.

         2.       Duties and Powers of Executive.

                  (a) Position. During the Employment Period, the Executive shall serve as an Executive Vice President of the Company with such authority, duties and responsibilities with respect to such position as set forth in subsection (b) hereof.

                  (b) Duties. The Executive shall perform such reasonable duties as may be delineated in the Company's By-laws, as the same may be amended from time to time, or as may be determined by the Board of Directors of the Company (the "Board") from time to time. In such capacity, the Executive shall report directly to JLH and to the Board.

                  (c) Attention. Except as provided below, during the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's best efforts to carry out such responsibilities faithfully and efficiently. The Executive shall be entitled to fulfill his duties under this Agreement from the Company's offices in Jackson, Mississippi, Gulfport, Mississippi or such other location as shall be the Company's principal executive office. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, as long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         3.       Compensation.

                  (a) Base Salary. During the Employment Period, the Executive's annual base salary ("Annual Base Salary") shall be payable in accordance with the Company's general payroll practices. The Executive's Annual Base Salary shall be at least $300,000. The Executive's Annual Base Salary (as increased from time to time) may not be decreased during the Employment Period. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

                  (b) Annual Bonus. During the Employment Period, the Executive shall participate in the Company's annual bonus plans and shall be awarded bonuses thereunder that provide him, on a year-by-year basis, an annual bonus (the "Annual Bonus"). The Company's annual bonus plans shall, as necessary, be amended to provide that Executive may earn an Annual Bonus of up to 1-1/2 times his Annual Base Salary; provided, however, that Executive's Annual Bonus shall be at least equal to the highest annual bonus granted to any other executive of the Company for such year other than JLH and JD3.

                  (c) Equity Compensation. During the Employment Period, the Executive shall participate in the Company's equity compensation plans (the "Incentive Compensation Plans") and will be granted awards thereunder providing him, on a year-by-year basis, long-term incentive compensation (the "Incentive Compensation Awards") at least equal to the highest amount of Incentive Compensation Awards granted to any other officer or employee of the Company for such year (other than JLH and JD3), with the exception of new hires. In addition to the annual Incentive Compensation Awards described above, on the Effective Date, the Executive shall receive a grant of an option to purchase 500,000 shares of the Company's common stock, at an exercise price equal to the closing price of the Company's common stock on the Effective Date. Options to purchase 175,000 of such shares shall be immediately exercisable. Subject to the further provisions of this Agreement, the options to purchase the remaining 325,000 shares shall vest ratably over the next three years on each successive anniversary of the Effective Date.

                  (d) Existing Options. All of the Executive's existing options to purchase shares of the Company's common stock shall remain outstanding following the consummation of the Merger.

                  (e) Retirement and Welfare Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in all savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company.

                  (f) Deferred Compensation. During the Employment Period, the Executive shall be credited with an amount equal to 10% of his Annual Base Salary and Annual Bonus which shall be contributed to a non-qualified deferred compensation plan of the Company.

                  (g) Expenses. The Company shall reimburse the Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Company.

                  (h) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position.

         4.       Termination of Employment.

                  (a) Death or Disability. The Executive's employment shall terminate upon the Executive's death or, at the election of the Board of Directors of the Company ("Board") or the Executive, by reason of Disability (as defined below) during the Employment Period; provided, however, that the Board may not terminate the Executive's employment hereunder by reason of Disability unless at the time of such termination there is no reasonable expectation that the Executive will return to work within the next one hundred eighty (180) day period. For purposes of this Agreement, disability ("Disability") shall have the same meaning as set forth in the Halter Marine long-term disability plan or its successor.

                  (b) By the Company for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause (as defined below). For purposes of this Agreement, "Cause" shall mean (i) the Executive's gross negligence in the performance or intentional nonperformance (continuing for ten days after receipt of written notice of need to cure) of any of the Executive's material duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(d)) or (ii) the Executive's commission of one or more acts of moral turpitude that constitutes a felony, which have or result in an adverse effect on the Company, monetarily or otherwise or one or more significant acts of dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company. The determination of whether Cause exists must be made by a resolution that is passed upon the affirmative vote of at least two-thirds (2/3) of the membership of the Board.

                  (c) By the Company without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive's employment other than by a termination for Cause during the Employment Period, but only upon the affirmative vote of at least one-half (1/2) of the membership of the Board.

                  (d) By the Executive for Good Reason. The Executive may terminate his employment during the Employment Period for Good Reason (as defined below). For purposes of this Agreement, "Good Reason" shall mean the occurrence without the written consent of the Executive of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (as defined below) given in respect thereof:

                  (i) an adverse change in the Executive's title, authority, duties, responsibilities or reporting lines as specified in Sections 2(a) and 2(b) of this Agreement;

                  (ii) a reduction by the Company in the Executive's Annual Base Salary below the amounts set forth in Section 3(a) above;

                  (iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company's tax-qualified and supplemental retirement plans, deferred compensation plans, group life insurance plan, and medical, dental, accident and disability plans or any other plans providing the Executive with similar benefits (herein referred to as "Benefit Plans")) without replacing such Benefit Plan with a plan providing for substantially similar benefits or the taking of any action by the Company that would adversely affect the Executive's participation in any Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive;

                  (iv) any failure by the Company to continue in effect any incentive plan or arrangement, as amended and supplemented, in which the Executive is participating from time to time without replacing such incentive plan with a plan providing for substantially similar benefits, or the taking of any action by the Company that would adversely affect the Executive's opportunity to participate in any such plan or reduce the Executive's ability to obtain benefits under any such plan, expressed as a percentage of Annual Base Salary, in any fiscal year as compared to the immediately preceding fiscal year;

                  (v) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company without replacing such plan with a plan providing for substantially similar benefits or the taking of any action by the Company that would adversely affect the Executive's opportunity to participate in or materially reduce the Executive's ability to obtain benefits under any such plan;

                  (vi) any failure by the Company to provide the Executive with the number of paid vacation days to which he is entitled under the Company's vacation policies as in effect from time to time;

                  (vii) the relocation of the Company's principal executive offices to a location outside of Gulfport, Mississippi, unless the Company's principal executive offices are relocated outside of Gulfport, Mississippi for a valid business reason. In the event the Company's principal executive offices are so relocated, the Company will, at the option of the Executive, either (A) provide an apartment for the Executive in the new location and will reimburse the Executive for his reasonable costs in commuting from either Jackson, Mississippi or Gulfport, Mississippi to such new location or (B) allow the Executive to work out of any of the Company's Jackson, Mississippi, Gulfport, Mississippi or New Orleans, Louisiana offices. If the Company does not provide the Executive with such option, any such relocation shall constitute Good Reason;

                  (viii) the failure by the Company to pay to the Executive any portion of the Executive's current compensation and benefits or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

                  (ix) a substantial increase in the Executive's business travel obligations or an adverse change in the Executive's manner of travel as of the Effective Date;

                  (x) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(e); for purposes of this Agreement, no such purported termination shall be effective;

                  (xi) the failure of the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 13; or

                  (xii) the failure by the Company to comply with any material provision of this Agreement.

                  (e) Determination of Good Reason Upon a Change in Control. Following a Change in Control (as defined in Exhibit A hereto), the Executive's determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed to be unreasonable by an arbitrator. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (f) Notice of Termination. During the Employment Period, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 15(b). For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board that was called and held no more than ninety (90) days after the date the Board had knowledge of the most recent act or omission giving rise to such breach for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board and, if possible, to cure the breach that was the basis for the Notice of Termination for Cause) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause, and specifying the particulars thereof in detail. Unless the Board determines otherwise, a Notice of Termination by the Executive alleging a termination for Good Reason must be made within thirty (30) days of the act or failure to act that the Executive alleges to constitute Good Reason.

                  (g) Date of Termination. "Date of Termination" with respect to any purported termination of the Executive's employment during the Employment Period, shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company, for reasons other than Cause, shall not be less than thirty days and, in the case of a termination by the Executive, shall not be less than thirty (30) days nor more than sixty (60) days, from the date such Notice of Termination is given).

         5.       Obligations of the Company Upon Termination.

                  (a) Termination other than for Cause, Death or Disability. During the Employment Period, if the Company shall terminate the Executive's employment (other than for Cause, death or Disability) or the Executive shall terminate his employment for Good Reason (termination in any such case being referred to as "Termination") the Company shall pay to the Executive the amounts, and provide the Executive with the benefits, described in this Section 5 (hereinafter referred to as the "Severance Payments"). The amounts specified in this Section 5(a) shall be paid within thirty (30) days after the Date of Termination. Such payments shall be in addition to those rights and benefits to which the Executive may be entitled under the relevant Company employee benefit plans or programs.

                  (i) Lump Sum Payment. The Company shall pay to the Executive a lump sum cash payment of $750,000.00. Furthermore, if at the Date of Termination the fair market value (as defined below) of the stock option granted to the Executive pursuant to Section 3(c) of this Agreement is less than $2,500,000.00, then the Company shall pay to the Executive an additional lump sum cash payment, not to exceed $750,000.00, in an amount equal to the excess of $2,500,000.00 over the fair market value of the stock option granted to the Executive pursuant to Section 3(c). Solely for the purposes of computing this additional cash payment, it shall be assumed that (A) the Executive still owns and has not yet exercised the option to purchase 500,000 shares of the Company's common stock granted pursuant to Section 3(c) and (B) the fair market value of the stock option is equal to the excess, if any, of the closing price of the Company's common stock on the Date of Termination as such price is reported by the exchange upon which the Company's common stock is then traded over the exercise price of the stock option as determined pursuant to Section 3(c) of this Agreement.

                  (ii) Accrued Obligations. The Company shall pay the Executive a lump sum amount in cash equal to the sum of (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) an amount equal to any Annual Bonus earned with respect to fiscal years ended prior to the year that includes the Date of Termination to the extent not theretofore paid and (C) an amount equal to the target amount payable under any Annual Bonus for the fiscal year that includes the Date of Termination or, if greater, the average of the three years' highest gross bonus awards, not necessarily consecutive, paid by the Company to the Executive in the five years preceding the year of Termination multiplied by a fraction the numerator of which shall be the number of days from the beginning of such fiscal year to and including the Date of Termination and the denominator of which shall be 365, in each case to the extent not theretofore paid. (The amounts specified in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations.")

                  (iii) Deferred Compensation. The Company shall vest or provide for the lapse of all restrictions on any compensation previously deferred by the Executive and shall pay the Executive a lump sum payment in an amount equal to any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon).

                  (iv) Accelerated Vesting and Payment of Long-Term Incentive Awards. All equity-based Incentive Compensation Awards held by the Executive under any Incentive Compensation Plan maintained by the Company or any affiliate and all of the Executive's options, whether granted hereunder or otherwise, shall immediately vest and become exercisable as of the Date of Termination. In addition, all of the Executive's options shall remain outstanding and exercisable until the expiration of the original term of such option. Moreover, the restrictions on the transfer of the underlying shares of such options described in the fifth sentence of Section 3 (c) shall lapse.

                  (v) Continuation of Welfare Benefits. For three years following the Date of Termination, the Company shall provide or arrange to provide the Executive and his dependants with life, disability, accident and health insurance benefits substantially similar to those provided to similarly situated senior executive officers of the Company during such period, with the Executive charged a monthly premium(s) for such coverage(s) that does not exceed the premium(s) charged to a similarly situated senior executive officers of the Company for such coverage(s); provided, however, the Executive must elect continuation coverage under such group health plans in accordance with COBRA, effective as of the Date of Termination; provided, further, benefits otherwise receivable by the Executive pursuant to this Section 5(a)(v) shall be reduced to the extent other comparable benefits are actually received by the Executive and his dependants during the three-year period following the Date of Termination, and any such benefits actually received by the Executive or his dependants shall be reported to the Company.

                  (b) Failure of the Company to Renew the Agreement. Subject to the provisions of Section 7 of this Agreement, in the event that the Company notifies the Executive that it does not intent to extend the Employment Period, as contemplated in Section 1(b), the Executive shall be entitled to receive all of the Severance Payments described in Section 5(a) above, except that the period of continuation of welfare benefits in Section 5(a)(v) shall be for two years instead of three. Such payments shall be in addition to those rights and benefits to which the Executive may be entitled under the relevant Company employee benefit plans or programs.

                  (c) Termination by the Company for Cause or by the Executive Other than for Good Reason. Subject to the provisions of Section 7 of this Agreement, if the Executive's employment shall be terminated for Cause during the Employment Period, or if the Executive terminates employment during the Employment Period other than for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the Accrued Obligations and deferred compensation and such rights and benefits to which the Executive may be entitled under the relevant Company employee benefit plans or programs. The Company hereby agrees to provide the Executive with an additional 180-day period following the Date of Termination in which to exercise any options that were vested as of his Date of Termination. Such 180-day period shall be extended by a number of days equal to the number of days in any "blackout" periods, if any, imposed by the Company during which such options are unexercisable.

                  (d) Termination due to Death and Disability. If the Executive's employment shall terminate by reason of death or Disability, the Company shall pay the Executive or his estate, as the case may be, the Accrued Obligations and deferred compensation. Such payments shall be in addition to those rights and benefits to which the Executive or his estate may be entitled under the relevant Company employee benefit plans or programs.

                  (e) Gross-Up Payment. In the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with (A) the Company or (B) any Person (as defined in Section 4 (e)) whose actions result in a Change in Control or (C) any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would not be deductible (in whole or in part) by the Company, an affiliate or Person making such payment or providing such benefit as a result of Section 280G of the Code, then, the Company shall pay to the Executive such additional amounts (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any excise tax imposed under Section 4999 of the Code (the "Excise Tax") on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date on which the Gross-Up Payment is calculated for purposes of this Section 5(e), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the

Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         6. Indemnification. In the event the Executive is made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against the Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify the Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection therewith. In the event that both the Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and the Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing the Executive, the Executive may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while the Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, the Executive cannot be held liable to the Company for errors or omissions made in good faith where the Executive has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business and the Company.

         7. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         8. Full Settlement; Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim. In no event shall the executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

         9. Arbitration. Any dispute or controversy about the validity, interpretation, effect or alleged violation of this Agreement (an "arbitrable dispute") must be submitted to confidential arbitration in [GULFPORT, MISSISSIPPI]. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. Judgement may be entered on the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys' fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction.

         10.      Non-competition Agreement.

                  (a) The Executive recognizes that the willingness of the Company to enter into this Agreement is based in material part on the Executive's agreement to the provisions of this Section 10, and that Executive's breach of the provisions of this Section 10 could materially damage the Company and its subsidiaries (the Company and its subsidiaries are hereinafter collectively referred to as the "Affiliates" and individually as an "Affiliate"). Therefore, in consideration of the benefits to be received by Executive as a result of this employment with the Company, Executive agrees that Executive shall not, for a period of two years immediately following the Effective Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (i) contact any customer of any Affiliate or other person for the purpose of including or attempting to induce such customer or other person to cease doing business with any Affiliate;

                           (ii) induce or attempt to trade any agent or employee of any Affiliate to terminate employment with an Affiliate or to commence work with any competitor of any Affiliate;

                           (iii) call on, solicit, attempt to obtain, accept, or
                  in any way secure business from any of the customers of any Affiliate, nor, directly or indirectly, aid or assist any other person, firm or corporation in the solicitation of such customer; and

                           (iv) engage, as an officer, director, shareholder, owner, partner, joint venture, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with any Affiliate in the states of Texas, Louisiana or Mississippi.

                  (b) Because of the difficulty of measuring economic losses to the Affiliates as a result of a breach of the foregoing covenant and because of the immediate and irreparable damage that could be caused to the Affiliates for which they would have no other adequate remedy, the Executive agrees that the foregoing covenant may be enforced by the Affiliates, or any of them, in the event of breach by him, by injunctions and restraining orders without the necessity of posting any bond or other security therefor.

                  (c) The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that any restrictions set forth in this Section 10 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

                  (d) Each of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company or any Affiliate, whether predicated on this Agreement or otherwise shall not constitute defense to the enforcement by the Company or any Affiliate of such covenants.

         11.      Confidentiality.

                  (a) The Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company and any Affiliate is confidential and a valuable, special, and unique asset of the Company that gives the Company an advantage over its actual and potential, current, and future competitors. The Executive further acknowledges and agrees that the Executive owes the Company and any Affiliate a fiduciary duty to preserve and the protect all Confidential Information from unauthorized disclosure or unauthorized use, certain Confidential Information constitutes "trade secrets" under the laws of the state of Mississippi; and unauthorized disclosure or unauthorized use of the Company's or any Affiliate's Confidential Information would irreparably injure the Company and its Affiliates.

                  (b) Both during the term of the Executive's employment and after the termination of the Executive's employment for any reason (including wrongful termination), the Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to the Executive. The Executive shall not at any time (either during or after the term of the Executive's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile, or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board of Directors of the Company or permit any other person to do so, except as may otherwise be required by law or legal process. The Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to the Executive.

                  (c) Upon the termination of the Executive's employment with the Company for any reason, and upon request of the Company at any other time, the Executive shall promptly surrender and deliver to the Company all documents and other written material regardless of the form or medium of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, the Executive shall certify to the Company in writing that all such materials have been returned.

                  (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company or any Affiliate (whether or not owned or developed by the Company or any Affiliate and whether or not developed by the Executive) that is not generally known to the public. Confidential Information includes, without limitation, the following: all trade secrets of the Company or any Affiliate; all information that the Company or any Affiliate has marked as confidential or has otherwise described to the Executive (either in writing or orally) as confidential; all non-public information concerning the Company's or any Affiliate's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies test data, customers, customer lists and records, suppliers and contracts; all Company and Affiliate business records and plans; all Company and Affiliate personnel files; all financial information of or concerning the Company or any Affiliate; all information relating to operating system software, applications software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, patents, trademarks, service marks, and other intellectual property; all technical specifications; any proprietary information belonging to the Company or any Affiliate; all computer hardware or software manuals; all training or instruction manuals; all data and all computer system passwords and user codes.

         12. Cooperation of the Executive. During and after the Executive's employment with the Company, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for all reasonable costs and expenses incurred in connection with his performance under this Section 12, including, without limitation, all reasonable attorneys' fees and costs.

         13. Legal Fees. Subject to Section 9 and Section 12, the Company shall pay to the Executive all legal fees and expenses (including, without limitation, fees and expenses in connection with any arbitration) incurred by the Executive in disputing in good faith any issue arising under this Agreement relating to the Termination of the Executive's employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Notwithstanding the foregoing, in the event that any arbitrator or court determines that the legal fees incurred by the Executive are not payable by the Company, the Company shall not be obligated with respect thereto.

         14.      Successors.

                  (a) Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representative.

                  (b) Successors and Assigns of Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

                  (c) Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

         15.      Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, modified, waived, extended or discharged, except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is being sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

                  (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

                  (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4 of this Agreement, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (f) Entire Agreement. This instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof, with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby including, without limitation, the Original Agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.


                                            FRIEDE GOLDMAN INTERNATIONAL INC.


                                            By: /s/ J. L. Holloway
                                               ---------------------------------
                                               Name: J. L. Holloway
                                               Title: President

                                            EXECUTIVE


                                                 /s/ John F. Alford
                                            ------------------------------------
                                            John F. Alford

                                    EXHIBIT A

                  For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events from and after the Effective
Date:

                           (i) Any Person is or becomes the Beneficial Owner,
                  directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                           (ii) The following individuals cease for any reason
                  to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

                           (iii) There is consummated a merger or consolidation
                  of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                           (iv) The shareholders of the Company approve a plan
                  of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                  "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-l(b) under the Exchange Act.

                  "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                  Notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a "Transaction") shall not constitute a Change in Control for purposes of this Agreement if, in connection with the Transaction, the Executive participates as an equity investor in the acquiring entity or any of its affiliates (the "Acquiror"). For purposes of the preceding sentence, the Executive shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the Executive of an incentive compensation award under one or more incentive plans of the Acquiror (including, without limitation, the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of the Company, or (iii) obtaining beneficial ownership of any equity interest in the Acquiror in a manner unrelated to a Transaction.

         NOTWITHSTANDING THE FOREGOING, THE SALE OF SHARES OF THE COMPANY'S COMMON STOCK BY J. L. HOLLOWAY IN ACCORDANCE WITH THE STOCKHOLDER'S AGREEMENT BY AND BETWEEN THE COMPANY AND J. L. HOLLOWAY, DATED JUNE 1, 1999, SHALL NOT CONSTITUTE A CHANGE IN CONTROL FOR PURPOSES OF THIS AGREEMENT; PROVIDED SUCH SHARES ARE NOT SOLD IN A TRANSACTION OR A SERIES OF TRANSACTIONS DESCRIBED IN SUBSECTIONS (A) OR (C) ABOVE.